Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 12, 2018, relating to the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. and subsidiaries (together, the “MUFG Group”) and the effectiveness of MUFG Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the MUFG Group for the year ended March 31, 2018.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

March 29, 2019